Exhibit 3.1(cc)

FIFTH AMENDED AND

FULLY RESTATED

CERTIFICATE OF INCORPORATION

OF

CONVERSENT HOLDINGS, INC.

ARTICLE I

NAME

The name of the corporation is Conversent Holdings, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is do The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801 and the name of the registered agent at said address is The Corporation Trust Company.

ARTICLE III

OBJECT AND PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

4.1          Authorized Shares.

Effective immediately upon the Filing Date, the number of shares of authorized Common Stock, $0.01 par value (the “Common Stock”) of the Corporation will be decreased from 375,000 shares of Common Stock to 3,000 shares of Common Stock.

4.2          Definitions.

Unless otherwise defined herein, the following terms shall have the following meanings:

“Board” means the board of directors of the Corporation.

“Bylaws” means the bylaws of the Corporation, as currently in effect and as they may be amended, restated or supplemented from time to time.

“Common Stock” has the meaning ascribed to it in Section 4.1.

“DGCL” means the Delaware General Corporation Law.

“Filing Date” means the date on which this Fourth Restated Certificate is filed with the Secretary of State of the State of Delaware.

“Fifth Restated Certificate” means this Fifth Amended and Fully Restated Certificate of Incorporation of the Corporation, as it may be amended, restated, or supplemented from time to time.

4.3          Common Stock.  Except as may otherwise be provided by applicable law, the holders of Common Stock shall have exclusively all rights of stockholders, including (i) the right to receive dividends, when, as and if declared by the Board out of assets legally available therefor, and (ii) in the event of any distribution of assets upon a liquidation, dissolution or winding up of the Corporation’s affairs, the right to receive ratably and equally all the assets and funds of the Corporation remaining after the payment of all of the Corporation’s liabilities and obligations.

ARTICLE V

DIRECTORS

The Board shall have power without the assent or vote of the stockholders, except as otherwise provided herein, to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

In addition to the powers and authorities herein before or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware, of this certificate, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaws so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

ARTICLE VI

EXCULPATION AND INDEMNIFICATION OF DIRECTORS

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the Corporation’s directors to the Corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL, as amended from time to time. If the DGCL is amended at any time or from time to time to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The Corporation shall indemnify each director to the fullest extent permitted by Sections 102(b)(7) and 145 of the DGCL, as amended from time to time. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all officers and directors of the Corporation from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section. Such right to indemnification shall continue as to any person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Bylaws or any agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of an officer or director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII

BYLAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized and empowered to make, alter, amend or repeal the Bylaws in any manner not inconsistent with the laws of the State of Delaware or this Fifth Restated Certificate.

ARTICLE VIII

ANTI-TAKEOVER PROVISION

The Corporation elects not to be governed by Section 203 of the DGCL.

ARTICLE IX

STOCKHOLDER MEETINGS

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws. Elections of directors need not be by written ballot unless the Bylaws so provide.

*       *       *       *       *

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

It is hereby certified that:

1.             The name of the corporation (hereinafter called the “Corporation”) is Conversent Holdings, Inc.

2.             The registered office of the Corporation within the State of Delaware is hereby changed to 160 Greentree Drive, Suite 101, City of Dover 19904, County of Kent.

3.             The registered agent of the Corporation within the State of Delaware is hereby changed to National Registered Agents, Inc., the business office of which is identical with the registered office of the corporation as hereby changed.

4.             The Corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Executed on 6th day of July, 2006

/s/ James P. Prenetta, Jr.
James P. Prenetta Jr., Exec. VP & Secretary